UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Penn Virginia Corporation
(Name of Issuer)

Common Stock, $0.01 par value
(Title of Class of Securities)

70788V300 and 70788V102
(CUSIP Number)

April 20, 2017
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[_]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[_]  Rule 13d-1(d)

__________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No	70788V300 and 70788V102

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Par-Four Investment Management, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [_]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

891,668

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

891,668

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

891,668

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.9%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA, OO

CUSIP No	70788V300 and 70788V102

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Robert B. Burke

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [_]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

891,668

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

891,668

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

891,668

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.9%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, HC

CUSIP No	70788V300 and 70788V102

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Sunrise Partners Limited Partnership

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [_]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

763,057

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

763,057

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

763,057

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.1%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No	70788V300 and 70788V102

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Paloma International, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [_]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

763,057

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

763,057

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

763,057

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.1%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN, HC

CUSIP No	70788V300 and 70788V102

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Paloma Partners Management Company

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [_]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

763,057

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

763,057

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

763,057

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.1%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO, IA

CUSIP No	70788V300 and 70788V102

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Paloma Partners Advisors LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [_]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

763,057

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

763,057

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

763,057

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.1%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN, IA

CUSIP No	70788V300 and 70788V102

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Paloma Partners Advisors, Inc.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [_]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

763,057

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

763,057

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

763,057

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.1%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO, HC

CUSIP No	70788V300 and 70788V102

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Gregory Hayt

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [_]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

763,057

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

763,057

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

763,057

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.1%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, HC

CUSIP No	70788V300 and 70788V102

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

S. Donald Sussman

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [_]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

763,057

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

763,057

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

763,057

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.1%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, HC

CUSIP No	70788V300 and 70788V102

Item 1.	(a).	Name of Issuer:

Penn Virginia Corporation

(b).	Address of Issuer's Principal Executive Offices:

14701 St. Mary's Lane, Suite 275 Houston, TX 77079

Item 2.	(a).	Name of Person Filing:

Par-Four Investment Management, LLC
Robert B. Burke
Sunrise Partners Limited Partnership
Paloma International, L.P.
Paloma Partners Management Company
Paloma Partners Advisors LP
Paloma Partners Advisors, Inc.
Gregory Hayt
S. Donald Sussman

(b).	Address of Principal Business Office, or if None, Residence:

Par-Four Investment Management, LLC
50 Tice Boulevard
Woodcliff Lake, NJ  07667

Robert B. Burke
c/o Par-Four Investment Management, LLC
50 Tice Boulevard
 Woodcliff Lake, NJ  07667

Sunrise Partners Limited Partnership
Maples Corporate Services Limited
P.O. Box 309, Ugland House
 Grand Cayman, KY1-1104, Cayman Islands

Paloma International, L.P.
Maples Corporate Services Limited
P.O. Box 309, Ugland House
 Grand Cayman, KY1-1104, Cayman Islands

Paloma Partners Management Company
Two American Lane
 Greenwich, CT 06836

Paloma Partners Advisors LP
888 E. Las Olas Blvd.
 Ft. Lauderdale, FL 33301

Paloma Partners Advisors, Inc.
c/o Paloma Partners Advisors LP
888 E. Las Olas Blvd.
 Ft. Lauderdale, FL 33301

Gregory Hayt
c/o Paloma Partners Management Company
Two American Lane
 Greenwich, CT 06836

S. Donald Sussman
c/o Paloma Partners Advisors LP
888 E. Las Olas Blvd.
 Ft. Lauderdale, FL 33301

(c).	Citizenship:

Par-Four Investment Management, LLC  – Delaware
Robert B. Burke – United States of America
Sunrise Partners Limited Partnership – Cayman Islands
Paloma International, L.P. – Cayman Islands
Paloma Partners Management Company  – Delaware
Paloma Partners Advisors LP – Delaware
Paloma Partners Advisors, Inc. – Delaware
Gregory Hayt – United States of America
S. Donald Sussman – United States of America

(d).	Title of Class of Securities:

Common Stock, $0.01 par value

(e).	CUSIP Number:

70788V300 and 70788V102

Item 3.	If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a

(a)	[_]	Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

(b)	[_]	Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

(c)	[_]	Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

(d)	[_]	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	[_]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	[_]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	[_]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	[_]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

(i)	[_]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[_]	Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

891,668 shares deemed beneficially owned by Par-Four Investment Management, LLC
891,668 shares deemed beneficially owned by Robert B. Burke
763,057 shares deemed beneficially owned by Sunrise Partners Limited Partnership
763,057 shares deemed beneficially owned by Paloma International, L.P.
763,057 shares deemed beneficially owned by Paloma Partners Management Company
763,057 shares deemed beneficially owned by Paloma Partners Advisors LP
763,057 shares deemed beneficially owned by Paloma Partners Advisors, Inc.
763,057 shares deemed beneficially owned by Gregory Hayt
763,057 shares deemed beneficially owned by S. Donald Sussman

(b)	Percent of class:

5.9% deemed beneficially owned by Par-Four Investment Management, LLC
5.9% deemed beneficially owned by Robert B. Burke
5.1% deemed beneficially owned by Sunrise Partners Limited Partnership
5.1% deemed beneficially owned by Paloma International, L.P.
5.1% deemed beneficially owned by Paloma Partners Management Company
5.1% deemed beneficially owned by Paloma Partners Advisors LP
5.1% deemed beneficially owned by Paloma Partners Advisors, Inc.
5.1% deemed beneficially owned by Gregory Hayt
5.1% deemed beneficially owned by S. Donald Sussman

(c)	Number of shares as to which Par-Four Investment Management, LLC has:

	(i)	Sole power to vote or to direct the vote	0	,

	(ii)	Shared power to vote or to direct the vote	891,668	,

	(iii)	Sole power to dispose or to direct the disposition of	0	,

	(iv)	Shared power to dispose or to direct the disposition of	891,668	.

Number of shares as to which Robert B. Burke has:

(i)	Sole power to vote or to direct the vote	0	,

(ii)	Shared power to vote or to direct the vote	891,668	,

(iii)	Sole power to dispose or to direct the disposition of	0	,

(iv)	Shared power to dispose or to direct the disposition of	891,668	.

Number of shares as to which Sunrise Partners Limited Partnership has:

(i)	Sole power to vote or to direct the vote	0	,

(ii)	Shared power to vote or to direct the vote	763,057	,

(iii)	Sole power to dispose or to direct the disposition of	0	,

(iv)	Shared power to dispose or to direct the disposition of	763,057	.

Number of shares as to which Paloma International, L.P. has:

(i)	Sole power to vote or to direct the vote	0	,

(ii)	Shared power to vote or to direct the vote	763,057	,

(iii)	Sole power to dispose or to direct the disposition of	0	,

(iv)	Shared power to dispose or to direct the disposition of	763,057	.

Number of shares as to which Paloma Partners Management Company has:

(i)	Sole power to vote or to direct the vote	0	,

(ii)	Shared power to vote or to direct the vote	763,057	,

(iii)	Sole power to dispose or to direct the disposition of	0	,

(iv)	Shared power to dispose or to direct the disposition of	763,057	.

Number of shares as to which Paloma Partners Advisors LP has:

(i)	Sole power to vote or to direct the vote	0	,

(ii)	Shared power to vote or to direct the vote	763,057	,

(iii)	Sole power to dispose or to direct the disposition of	0	,

(iv)	Shared power to dispose or to direct the disposition of	763,057	.

Number of shares as to which Paloma Partners Advisors, Inc. has:

(i)	Sole power to vote or to direct the vote	0	,

(ii)	Shared power to vote or to direct the vote	763,057	,

(iii)	Sole power to dispose or to direct the disposition of	0	,

(iv)	Shared power to dispose or to direct the disposition of	763,057	.

Number of shares as to which Gregory Hayt has:

(i)	Sole power to vote or to direct the vote	0	,

(ii)	Shared power to vote or to direct the vote	763,057	,

(iii)	Sole power to dispose or to direct the disposition of	0	,

(iv)	Shared power to dispose or to direct the disposition of	763,057	.

Number of shares as to which S. Donald Sussman has:

(i)	Sole power to vote or to direct the vote	0	,

(ii)	Shared power to vote or to direct the vote	763,057	,

(iii)	Sole power to dispose or to direct the disposition of	0	,

(iv)	Shared power to dispose or to direct the disposition of	763,057	.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

N/A

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified.  A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

All securities reported in this Schedule 13G are owned by advisory clients of Par-Four Investment Management, LLC, none of which, other than the reporting persons listed herein, owns more than 5% of the Issuer's outstanding shares.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary.  If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

N/A

Item 8.	Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group.  If a group has filed this schedule pursuant to §240.13d-1(c) or §240.13d-1(d), attach an exhibit stating the identity of each member of the group.

N/A

Item 9.	Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity.  See Item 5.

N/A

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

May 1, 2017
(Date)

PAR-FOUR INVESTMENT MANAGEMENT, LLC*
/s/ Robert B. Burke
By: Robert B. Burke
Title: Managing Member

ROBERT B. BURKE*

/s/ Robert B. Burke

SUNRISE PARTNERS LIMITED PARTNERSHIP* By: Paloma International, L.P., parent holder By: Paloma Partners Management Company, general partner By:
/s/ Douglas W. Ambrose
By: Douglas W. Ambrose Title: Executive Vice President
PALOMA INTERNATIONAL, L.P.* By: Paloma Partners Management Company, general partner By:
/s/ Douglas W. Ambrose
By: Douglas W. Ambrose
Title: Executive Vice President

PALOMA PARTNERS MANAGEMENT COMPANY*

By:

/s/ Douglas W. Ambrose
By: Douglas W. Ambrose
Title: Executive Vice President

PALOMA PARTNERS ADVISORS LP*

By: Paloma Partners Advisors, Inc., general partner

By:

/s/ S. Donald Sussman
By: S. Donald Sussman
Title: President

PALOMA PARTNERS ADVISORS, INC.*

By:

/s/ S. Donald Sussman
By: S. Donald Sussman
Title: President

GREGORY HAYT*

/s/ Gregory Hayt

S. DONALD SUSSMAN*

/s/ S. Donald Sussman

* The Reporting Persons disclaim beneficial ownership in the Shares reported herein except to the extent of their pecuniary interest therein.

Exhibit A
JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

May 1, 2017
(Date)

PAR-FOUR INVESTMENT MANAGEMENT, LLC
/s/ Robert B. Burke
By: Robert B. Burke
Title: Managing Member

ROBERT B. BURKE

/s/ Robert B. Burke

SUNRISE PARTNERS LIMITED PARTNERSHIP By: Paloma International, L.P., parent holder By: Paloma Partners Management Company, general partner By:
/s/ Douglas W. Ambrose
By: Douglas W. Ambrose Title: Executive Vice President
PALOMA INTERNATIONAL, L.P. By: Paloma Partners Management Company, general partner By:
/s/ Douglas W. Ambrose
By: Douglas W. Ambrose
Title: Executive Vice President

PALOMA PARTNERS MANAGEMENT COMPANY

By:

/s/ Douglas W. Ambrose
By: Douglas W. Ambrose
Title: Executive Vice President

PALOMA PARTNERS ADVISORS LP

By: Paloma Partners Advisors, Inc., general partner

By:

/s/ S. Donald Sussman
By: S. Donald Sussman
Title: President

PALOMA PARTNERS ADVISORS, INC.

By:

/s/ S. Donald Sussman
By: S. Donald Sussman
Title: President

GREGORY HAYT

/s/ Gregory Hayt

S. DONALD SUSSMAN

/s/ S. Donald Sussman